Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

October 2, 2024

The Board of Directors

Twin Vee PowerCats Co.
3101 S. US-1

Ft. Pierce, Florida 34982

Re:	Registration Statement on Form S-4

Dear Ladies and Gentlemen:

We have represented Twin Vee PowerCats Co., a Delaware Corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-4 (File No. 333-281788) (the “Registration Statement”), by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration by the Company of up to 5,355,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, to be issued upon consummation of the merger (the “Merger”) of Forza X1, Inc., a Delaware corporation (“Forza”), with and into Twin Vee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Twin Vee (“Merger Sub”), with Forza surviving the Merger, pursuant to that certain Agreement and Plan of Merger, dated August 12, 2024, by and among the Company, Forza and Merger Sub (the “Merger Agreement”).

In connection with this opinion, we have examined, the Registration Statement in the form filed with the Commission on the date hereof, the Merger Agreement, the Company’s Certificate of Incorporation, the Company’s Bylaws, each as currently in effect, and original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares that all other approvals for the issuance of the Shares referred to in the Registration Statement have become effective and that no shares of capital stock of the Company are issued or commitments to issue capital stock made by the Company prior to effectiveness of the Merger Agreement, other than as expressly permitted by the Merger Agreement.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when the Registration Statement has been declared effective and the Shares have been issued and paid for in the manner contemplated by, and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, will be validly issued, fully paid and nonassessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the

The Board of Directors

Twin Vee PowerCats Co.

October 2, 2024

date hereof and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome
BLANK ROME LLP